Exhibit 10.1

SECOND AMENDMENT

to the

STEPAN COMPANY 2011 INCENTIVE COMPENSATION PLAN

Section 5.9 of the Stepan Company 2011 Incentive Compensation Plan (the “Plan”) provides that the Plan may be amended at any time by action of the Board of Directors of Stepan Company (the “Company”), subject to the requirement that any such amendment much be approved by the Company’s stockholders to the extent such approval is required by law, agreement or the rules of any national securities exchange or national securities association on which shares of the Company’s stock may be traded. In accordance with the authority granted to the Company Board of Directors pursuant to Section 5.9 of the Plan and the approval provided by the Board of Directors of the Company, but subject to the approval of the Company’s stockholders, the Plan is hereby amended as follows effective as of April 30, 2019:

1.	Clause (vi) of Section 1.3 of the Plan is amended to read as follows:

“(vi) to delegate to an executive officer any portion of its authority under the Plan to make Awards, subject to any conditions that that the Committee may establish, as well as any limitations imposed by law, agreement or the rules of any national securities exchange or national securities association on which the shares of Stock (as defined below) may be traded,”

2.	Section 1.4 of the Plan is amended to read as follows:

“1.4Shares Subject to the Plan. Subject to subsection 1.5, the number shares of common stock of the Company (“Stock”) available for issuance under the Plan as of April 30, 2019, shall be 650,689 plus (a) the number of shares of Stock remaining available for issuance under the Plan immediately prior to April 30, 2019, and (b) any shares of Stock that underlie an Award granted prior to April 30, 2019 that expire unexercised, terminate, are surrendered, canceled, settled in cash in lieu of Stock or in such manner that all or some of the shares subject to the Award are not issued to the applicable Participant. Such shares shall be either authorized and unissued shares or treasury shares (including, in the discretion of the Board of Directors of the Company, shares purchased in the market) of Stock. If any Awards under the Plan or portion thereof shall expire unexercised, terminate, be surrendered, canceled, settled in cash in lieu of Stock or in such manner that all or some of the shares subject to the Award are not issued to the Participant, such shares shall (unless the Plan shall have terminated) become available for additional Awards under the Plan. Shares withheld for taxes pursuant to subsection 5.1, shares tendered to pay the purchase price of Stock Options and Stock Appreciation Rights pursuant to subsections 3.2 and 4.2, and shares purchased by the Company in the market shall not be added to the shares available for issuance. The Plan does not permit liberal share counting for Stock Appreciation Rights. All shares of Stock covered by a Stock Appreciation Right shall be counted towards the shares available for issuance.”

3.	Section 1.6 of the Plan is deleted in its entirety.
4.	Section 3.6(c) of the Plan is hereby deleted and shall instead read “[Intentionally omitted.]”.
5.	Section 3.6(d) of the Plan is amended to read as follows:

“(d)No more than 250,000 shares of Stock may be granted as Stock Awards to any one individual during any one calendar year period (sometimes referred to hereinafter as “Plan Year”).”

6.	Section 3.7 of the Plan is amended to read as follows:

“3.7Performance Grants. The Committee may, in its sole discretion, award Performance Grants under the Plan. A Performance Grant is a right to receive cash or shares of Stock (or a combination thereof) based on the attainment of one or more performance goals (“Performance Goals”) established by the Committee measured over a given performance period, which is no less than three years. Each Performance Grant shall contain the Performance Goals for the award, including the applicable performance criteria approved by the Committee for such Performance Grant, the threshold, target and maximum amounts payable, the length of the applicable performance period, whether the Performance Grant will be settled in cash or shares of Stock (or any combination thereof), and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set in an annual bonus plan or other similar document. In the event of any conflict between a Performance Grant and the Plan, the terms of the Plan shall govern.”

7.	Section 3.8(a) of the Plan is amended to read as follows:

“(a)Performance Goals: The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any performance criteria shall be used and weighted in determining the extent to which a Performance Grant will become vested and/or payable. The Committee may vary the performance criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant, and Plan Year to Plan Year.”

8.	The first sentence of Section 3.8(b) of the Plan is amended to read as follows:

“The Committee shall establish for each Performance Grant the amount of cash or shares of Stock payable at specified levels of performance, based on the Performance Goal for each applicable performance criteria.”

9.	The first sentence of Section 3.8(c) of the Plan is amended to read as follows:

“The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of the applicable performance criteria to the Performance Goal as established in the Performance Grant.”

10.	Section 3.8(f) of the Plan is deleted in its entirety.
11.	Section 5.8 of the Plan is amended to read as follows:

“5.8Term of the Plan. The Plan was adopted by the Board of Directors on March 18, 2011 and was effective as of the Effective Date. The Plan was amended effective on January 1, 2018 by the Board of Directors in a manner that did not require approval of the Company’s stockholders. The Plan was further amended on February 20, 2019 by the Board of Directors in a manner that required approval of the Company’s stockholders and such amendment was approved by the Company’s stockholders on April 30, 2019 (the “Amended Effective Date”). The terms of the Plan as in effect immediately prior to the Amended Effective Date shall apply to Awards granted prior to the Amended Effective Date. No Awards shall be granted under the Plan after the earliest to occur of (a) the tenth anniversary of the Amended Effective Date, (b) the date of the annual meeting of the Company’s stockholders in calendar year 2029, or (c) the date on which the Plan is terminated pursuant to subsection 5.9.”

[Signature Page Follows]

IN WITNESS WHEREOF, subject to obtaining the approval of the Company’s stockholders, the changes made by this Second Amendment shall be effective as of April 30, 2019, shall only apply to Awards (as defined the Plan) made pursuant to the Plan on or after such date, and shall be void and of no further force or effect if this Second Amendment is not approved by the Company’s stockholders by April 30, 2019.

STEPAN COMPANY

By:    /s/ Janet A. Catlett

Name:Janet A. Catlett

Title:	Vice President and

Chief Human Resources Officer

Date:April 30, 2019